10F-3 Report

The Salomon Brothers Fund Inc.

01/1/05           through               06/30/05

ID  Issuer Name  Trade Date  Selling Dealer  Total Amount
Purchase Price    % Received by Fund    % of Issue (1)

 .........................................................
...........................................................



231  Assurant (AIZ)               1/20/2005    Morgan Stanley
129,100.00            30.6          0.475%                 3.316%
300  Huntsman Corporation (HUN)   2/10/2005    CS First Boston
4,300.00              23          0.007%                 0.162%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


Other Participant Accounts   Issue Amount  Total Received All Funds

231         -Includes purchases by other affiliated mutual funds and
772,900.00               27,200,000.00         902,000.00
                       discretionary accounts in the amount of:

300         -Includes purchases by other affiliated mutual funds and
93,200.00               60,200,000.00          97,500.00
                       discretionary accounts in the amount of: